Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 (Amendment No. 22) of our report dated March 5, 2026 with respect to the audited consolidated financial statements of TETE Technologies Inc. and its subsidiary (collectively, the “Company”) as of November 30, 2025 and 2024 and for the years then ended. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
March 6, 2026